William D. Chapman	Ernest Duplessis
Director, Investor Relations	Director, External Communications
847-535-0881	847-535-4356
william.chapman@grainger.com	ernest.duplessis@grainger.com

GRAINGER REPORTS EARNINGS PER SHARE OF $1.21 FOR 2007 SECOND QUARTER

Company raises annual EPS guidance to a range of $4.75 to $4.90 as a result of quarterly performance

Highlights

•	Sales for the second quarter grew 8 percent
•	EPS for the quarter were up 19 percent
•	Generated $98 million in operating cash flow for the quarter
•	Year-to-date pretax ROIC* of 28.6 percent versus 25.4 percent in 2006

Click here to access a Podcast describing Grainger’s performance in more detail

CHICAGO, July 16, 2007 – Grainger (NYSE: GWW) today reported record sales of $1.6 billion, net earnings of $105 million and earnings per share of $1.21 for the quarter ended June 30, 2007. Sales were up 8 percent versus second quarter 2006 and net earnings increased 12 percent. Earnings per share grew 19 percent compared with the second quarter 2006 as the company also benefited from its ongoing share repurchase program.

For the six months ended June 30, 2007, sales were $3.1 billion, up 8 percent, net earnings were $207 million, up 15 percent, and earnings per share of $2.38 were up 22 percent compared to the first six months in 2006.

*The GAAP financial statements are the source for all amounts used in the Return on Invested Capital (ROIC) calculation. ROIC is calculated using annualized operating earnings based on year-to-date operating earnings divided by a 7 point average for net working assets. Net working assets are working assets minus working liabilities defined as follows: working assets equal total assets less cash equivalents (non operating cash), deferred taxes, and investments in unconsolidated entities, plus the LIFO reserve. Working liabilities are the sum of trade payables, accrued compensation and benefits, accrued contributions to employees’ profit sharing plans, and accrued expenses.

W.W. Grainger, Inc. – 2007 second quarter results

“We are executing extremely well on our strategic plan” said Grainger’s Chairman and Chief Executive Officer Richard L. Keyser. “Our strong performance in the first half of the year gives us confidence we can now deliver 2007 earnings per share in the range of $4.75 to $4.90. We continue to gain market share and earn our customers’ trust and business by helping them save time and money.” The company’s prior forecast for EPS was $4.70 to $4.85.

Daily sales improved throughout the quarter: up 7 percent in April, 8 percent in May and 9 percent in June. There were 64 sales days for the quarter in both years and 128 sales days in the six months for both years. Daily sales in the quarter were negatively affected by 1 percentage point as the company continues to unwind low margin contracts with integrated supply customers.

Grainger Branch-based segment

Sales in this segment, which includes branch-based businesses in the United States, Mexico and China, increased 8 percent in the second quarter 2007. Daily sales in this segment grew by 8 percent in April, 9 percent in May and 8 percent in June. Of the 8 percent growth, an estimated 5 percentage points came from the company’s two growth initiatives in the United States, market expansion and product line expansion.

Sales growth was reduced by approximately 1 percentage point due to the continued wind-down of low margin contracts with integrated-supply customers as the company exits the remaining contracts throughout 2007.

During the quarter, the company opened one new full service branch in the United States and closed one, keeping the branch count at 430. As part of the expansion program in Mexico, the company opened two new branches. In Shanghai, the company opened two will-call express locations.

W.W. Grainger, Inc. – 2007 second quarter results

	Second Quarter 2007 Branch Summary
	3/31/07	Opened	Closed	6/30/07
United States
Branch	410	1	(1)	410
Will Call Express	20			20
Mexico	8	2		10
China
Branch	1			1
Will Call Express	1	2		3
Total	440	5	(1)	444

Sales in the United States increased 8 percent. The strongest sales growth came from government customers followed by the commercial and reseller markets. Partially offsetting this growth was slower demand coming from retail and heavy manufacturing markets. Geographically, the Great Plains and Pacific Mountain regions of the country posted strong growth while the west coast and the southeast regions grew at the slowest pace, which is also reflected in the market expansion results.

The market expansion program contributed approximately 2 percentage points to the segment’s daily sales growth and remained profitable on an operating basis.

Results for the market expansion program were:

Phase		2Q’07 Daily Sales Increase	6/30/07 Percent Complete
1	Atlanta, Denver, Seattle	12%	100%
2	Four markets in Southern California	5%	95%
3	Houston, St. Louis, Tampa	11%	95%
4	Baltimore, Cincinnati, Kansas City, Miami, Philadelphia, Washington, D.C.	12%	95%
5	Dallas, Detroit, New York City, Phoenix	10%	55%

Included in the sales growth in Washington, D.C. was a contract for safety products to the U.S. government. Without this contract, the daily sales increase in phase 4 would have been 8 percent.

W.W. Grainger, Inc. – 2007 second quarter results

Work on the last phase, Phase 6 (Chicago, Minneapolis, Pittsburgh and San Francisco), continued as well, but didn’t reach 50 percent completion during the quarter.

As a result of repositioning and relocating branches under the market expansion program, the company sold two branches for a gain of $3.2 million in the second quarter. This compares to the sale of four branches for a gain of $6.3 million in the second quarter of 2006.

Products added in 2006 and 2007 under an aggressive expansion of the company’s product lines contributed about 3 percentage points to the segment growth for the quarter. The company has added approximately 60,000 additional products in the plumbing, fastener, material handling and security product lines.

Sales in Mexico were up 26 percent in the second quarter versus the same period in 2006. In local currency, sales rose 23 percent. Sales benefited from the ongoing branch expansion program. The company plans to double the number of branches over the next several years, with as many as five more planned for 2007.

Operating earnings for the Grainger Branch-based segment were up 13 percent in the quarter, the result of positive operating leverage from the sales growth and a higher gross profit margin. Partially offsetting the improvement were the start-up costs in China.

W.W. Grainger, Inc. – 2007 second quarter results

Acklands-Grainger Branch-based segment

Sales for the quarter were up 8 percent versus the 2006 second quarter, up 6 percent in local currency. On a daily basis, sales in local currency were up 2 percent in April, 6 percent in May and 10 percent in June. Acklands-Grainger continued to see strong sales growth across most of the country particularly from the oil and gas and mining sectors. During the quarter, the company did not open or close any branches, ending the quarter at 154 branches.

Operating earnings increased 243 percent for the 2007 second quarter, primarily as a result of improved gross profit margins and lower operating expenses. There was just under $1 million in lower severance costs in 2007 versus the 2006 quarter.

Lab Safety Supply (LSS)

Sales for the second quarter of 2007 were up 7 percent versus the 2006 second quarter (daily sales were up 4 percent in April, 8 percent in May and 8 percent in June). Sales from recent acquisitions - Professional Inspection Equipment and Construction Book Express in November 2006 and McFeely’s in May 2007 - contributed 6 percentage points to the sales growth. Excluding these acquisitions, sales were up in the quarter by 1 percent.

Operating earnings grew by 7 percent. This improvement was primarily the result of the 7 percent sales increase and operating expenses which increased at a slower rate than sales, offset by a decline in gross margins due to product and selling price mix.

Other

In the 2006 second quarter, Grainger realized a gain of $2.3 million from the sale of a joint venture in Canada, or 2 cents a share. There was no comparable event in the 2007 second quarter.

W.W. Grainger, Inc. – 2007 second quarter results

Tax rate

The effective income tax rate was 38.4 percent for the 2007 second quarter versus 38.7 percent for the 2006 second quarter.

Cash flow

Operating cash flow was $98 million for the quarter. The company used cash from operations to fund its growth initiatives. Capital expenditures in the quarter were $47 million compared to $34 million in 2006. Dividends paid in the quarter were $30 million reflecting the 21 percent increase in the quarterly dividend announced in April. In the quarter, Grainger repurchased 562,300 shares of stock for a total of $49 million. Approximately 6 million shares remain under the current repurchase authorization.

W.W. Grainger, Inc. (NYSE: GWW), with 2006 sales of $5.9 billion, is a leading broad line supplier of facilities maintenance products serving businesses and institutions in Canada, China, Mexico and the United States. Through a highly integrated network including nearly 600 branches, 18 distribution centers and multiple Web sites, Grainger’s employees help customers get the job done, saving them time and money by having the right products to keep their facilities running. Click here to view information about the company, including a history of daily sales by segment and a prerecorded message regarding second quarter results.

Forward-Looking Statements

This document contains forward-looking statements under the federal securities laws. The forward-looking statements relate to the company’s expected future financial results and business plans, strategies and objectives and are not historical facts. They are generally identified by qualifiers such as “annual EPS guidance”, “confidence we can now deliver“, “continue to”, “forecast for EPS”, “percent complete”, “range”, or similar expressions. There are risks and uncertainties the outcome of which could cause the company’s results to differ materially from what is projected. The forward-looking statements should be read in conjunction with the company’s most recent annual report, as well as the company’s Form 10-K and other reports filed with the Securities & Exchange Commission, containing a discussion of the company’s business and of various factors that may affect it.

W.W. Grainger, Inc. – 2007 second quarter results

CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	($ in thousands except for per share data)
	2007	2006	2007	2006
Net sales	$ 1,601,011	$ 1,482,880	$ 3,147,669	$ 2,901,997
Cost of merchandise sold	960,546	899,575	1,875,116	1,748,365
Gross profit	640,465	583,305	1,272,553	1,153,632

Warehousing, marketing and administrative expenses	473,890	438,761	943,393	874,671
Operating earnings	166,575	144,544	329,160	278,961

Other income and (expense)
Interest income	4,016	5,381	8,038	10,740
Interest expense	(519)	(502)	(1,096)	(995)
Equity in income of (loss) unconsolidated entities	225	862	(117)	2,069
Gain on sale of unconsolidated entities	-	2,291	-	2,291
Unclassified-net	(45)	293	(12)	170
Total other income and (expense)	3,677	8,325	6,813	14,275

Earnings before income taxes	170,252	152,869	335,973	293,236

Income taxes	65,461	59,130	129,395	113,264

Net earnings	$ 104,791	$ 93,739	$ 206,578	$ 179,972

Earnings per share -Basic	$ 1.25	$ 1.05	$ 2.46	$ 2.01
-Diluted	$ 1.21	$ 1.02	$ 2.38	$ 1.95

Average number of shares outstanding -Basic	84,130,074	89,342,642	84,057,230	89,490,188
-Diluted	86,775,154	92,104,424	86,768,774	92,294,563

Segment results:
	2007	2006	2007	2006
Sales
Grainger Branch-based	$ 1,332,862	$ 1,233,574	$ 2,629,244	$ 2,410,715
Acklands-Grainger	159,282	146,920	301,332	285,942
Lab Safety Supply	110,354	103,273	219,454	207,152
Intersegment sales	(1,487)	(887)	(2,361)	(1,812)
Net sales to external customers	$ 1,601,011	$ 1,482,880	$ 3,147,669	$ 2,901,997

Operating earnings
Grainger Branch-based	$ 171,670	$ 151,811	$ 331,912	$ 284,663
Acklands-Grainger	10,519	3,070	19,467	6,948
Lab Safety Supply	14,368	13,472	28,978	28,699
Unallocated expense	(29,982)	(23,809)	(51,197)	(41,349)
Operating earnings	$ 166,575	$ 144,544	$ 329,160	$ 278,961

Company operating margin	10.4%	9.7%	10.5%	9.6%
ROIC* for Grainger Branch-based			37.1%	33.7%
ROIC* for Acklands-Grainger			12.1%	4.3%
ROIC* for Lab Safety Supply			31.4%	35.4%
* See page 1 for a definition of ROIC

W.W. Grainger, Inc. – 2007 second quarter results

CONSOLIDATED CONDENSED BALANCE SHEETS (Unaudited)

Preliminary

	At June 30,
	($ in thousands)
	2007	2006
Assets
Cash and Cash Equivalents (1)	$ 389,390	$ 453,541
Accounts Receivable – net (2)	637,813	608,353
Inventories (3)	845,227	781,991
Other Current Assets	114,552	137,642
Total Current Assets	1,986,982	1,981,527
Property, Buildings and Equipment – net (4)	825,305	784,589
Investments in Unconsolidated Entities	8,097	7,483
All Other Assets (5)	410,279	349,228
Total Assets	$ 3,230,663	$ 3,122,827

Liabilities And Shareholders’ Equity
Short-Term Debt (6)	$ 6,222	$ -
Current Maturities of Long-Term Debt	4,590	4,590
Trade Accounts Payable	386,897	319,445
Other Current Liabilities	272,832	311,002
Total Current Liabilities	670,541	635,037
Long-Term Debt	4,895	4,895
All Other Liabilities (7)	192,604	127,029
Shareholders’ Equity (8)	2,362,623	2,355,866
Total Liabilities and Shareholders’ Equity	$ 3,230,663	$ 3,122,827

(1) Cash and cash equivalents decreased by $64 million, or 14%, primarily due to share repurchases.
(2) Accounts receivable-net increased by $29 million, or 5%, primarily due to higher sales.
(3) Inventories increased $63 million, or 8%, primarily due to the product line expansion initiative.
(4) Depreciation and amortization of property, buildings, and equipment amounted to $25 million for the 2007 second quarter and $24 million for the 2006 second quarter.
(5) Other assets increased $61 million, or 17%, due primarily to an increase in deferred taxes and increased intangibles related to the acquisitions.
(6) Short-term debt increased $6 million for the purchase of the previously leased building in China.

(7)  All other liabilities increased $66 million, or 52%, due primarily to postretirement health care benefits as a result of the adoption of SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” during the fourth quarter of 2006.

(8)  Common stock outstanding as of June 30, 2007 was 84,392,180 shares as compared with 88,576,212 shares at June 30, 2006. The Company repurchased 0.6 million shares during the 2007 second quarter, bringing the total for the year to 1.7 million shares.

W.W. Grainger, Inc. – 2007 second quarter results

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

Preliminary

	Six Months Ended June 30,
	($ in thousands)
	2007	2006
Cash Flows from Operating Activities:
Net Earnings	$ 206,578	$ 179,972
Depreciation and Amortization	60,727	54,824
(Income) Loss in Unconsolidated Entities	117	(2,069)
(Increase) Decrease in Accounts Receivable – net	(65,200)	(88,571)
(Increase) Decrease in Inventories	(5,043)	14,286
(Increase) Decrease in Prepaid Expenses	(1,361)	(3,239)
Increase (Decrease) in Trade Accounts Payable	50,456	(3,138)
Increase (Decrease) in Other Current Liabilities	(72,064)	(78,750)
Other – net	6,124	27,208

Net Cash Provided by Operating Activities	180,334	100,523

Cash Flows from Investing Activities:
Additions to Property, Buildings and Equipment – net	(73,141)	(52,494)
Additions for Capitalized Software	(2,567)	(3,368)
Other – net	7,602	11,836

Net Cash Used in Investing Activities	(68,106)	(44,026)

Cash Flows from Financing Activities:
Cash Dividends Paid	(54,065)	(47,715)
Purchase of Treasury Stock	(147,294)	(150,116)
Other – net	125,745	49,195

Net Cash Used in Financing Activities	(75,614)	(148,636)

Exchange Rate Effect on Cash and Cash Equivalents	4,305	786

Net Increase (Decrease) in Cash and Cash Equivalents from beginning of year	$ 40,919	$ (91,353)

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